Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FORM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2014 Stock Option and Incentive Plan and the Amended and Restated 2014 Employee Stock Purchase Plan of Inotek Pharmaceuticals Corporation of our report dated March 16, 2017, relating to the consolidated financial statements of Inotek Pharmaceuticals Corporation, appearing in the Annual Report on Form 10-K of Inotek Pharmaceuticals Corporation for the year ended December 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts

March 23, 2017